EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference of our report dated October 14, 2020, relating to the consolidated statements of financial position of Lexaria Bioscience Corp. (the “Company”) as of August 31, 2020 and 2019, and the related consolidated statements of operations and comprehensive loss, changes in stockholders’ equity, and cash flows for the years ended August 31, 2020 and 2019 of the Company and the reference to our name in the “Experts” section in the Company’s registration statement on Form S-1 filed with the U.S. Securities and Exchange Commission on February 12, 2021.

/s/ DAVIDSON & COMPANY LLP

Vancouver, Canada	Chartered Professional Accountants

February 12, 2021